Exhibit 99.1

                                                                                                            FOR:                            EMCOR GROUP, INC.
                                                CONTACT:                   R. Kevin Matz
                                                                                                                                        Executive Vice President
                        Shared Services
                                              203-849-7938

                        FTI Consulting
                        Investors: Effie Veres
                        212-850-5600

                        LAK Public Relations Inc.
                        Media: Lisa Linden / David Simpson
                        212-575-4545

WILLIAM P. REID ELECTED TO THE EMCOR GROUP, INC.
BOARD OF DIRECTORS

NORWALK, CONNECTICUT, October 25, 2017 – EMCOR Group, Inc. (NYSE: EME) today announced the election of William P. Reid to the Company's Board of Directors.

Prior to his retirement, Mr. Reid, 68, served as the Chief Executive Officer of EMCOR Industrial Services, Inc. and Ohmstede Ltd.  Mr. Reid first joined Ohmstede in 1999 as its President and CEO.  Ohmstede was acquired by EMCOR in 2007 and became the platform for EMCOR Industrial Services.  Before joining Ohmstede, Mr. Reid spent over 20 years in the oil and gas industry, starting his career with Cameron Iron Works and becoming the President of NL Drilling Services, which provided directional drilling equipment and Measurement While Drilling (MWD) tools to the worldwide oil and gas industry.

Stephen W. Bershad, Chairman of the Board of EMCOR Group, Inc., commented, "We are pleased that Bill will remain associated with the Company by moving from serving as the CEO of EMCOR Industrial Services to the Board of Directors.  Bill had a successful career in the oil and gas industry and has led the growth and success of our industrial operations.  Bill is an ideal addition to our Board.  I look forward to leveraging Bill's strategic, operational and financial vision as we continue to grow our business and drive value for our shareholders."

Mr. Reid received a B.I.E. from General Motors Institute and an M.B.A. from Harvard Business School.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services.  This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

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This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risk factors associated with EMCOR's business are also discussed in the Company's 2016 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risk factors should be taken into account in evaluating any forward-looking statements.

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